Exhibit 1.2

EXECUTION COPY

SECURITIES PURCHASE AGREEMENT

This Securities Purchase Agreement (this “Agreement”) dated as of April 1, 2010 is entered into by and between United Community Banks, Inc., a corporation organized under the laws of Georgia (together with its successors, the “Company”), and Fletcher International, Ltd., a company domiciled in Bermuda (together with its successors, “Fletcher”).

The parties hereto agree as follows:

1.             Purchase and Sale.  In consideration of and upon the basis of the representations, warranties and agreements and subject to the terms and conditions set forth in this Agreement:

(a)           Subject to satisfaction or, if applicable, waiver of the relevant conditions set forth in Sections 12 and 13 hereof and subject to the provisions of Section 6(a) hereof, Fletcher agrees to purchase from the Company, and the Company agrees to issue and sell to Fletcher (each an “Investment”), from time to time, in whole or in part, Sixty-Five Thousand (65,000) shares of the Company’s Series C convertible preferred stock, par value One Dollar ($1.00) per share (the “Preferred Stock”), at a purchase price of One Thousand Dollars ($1,000) per share (the “Investment Price”) for an aggregate purchase price of Sixty-Five Million Dollars ($65,000,000) (the “Aggregate Investment Commitment”).  To effect any Investment, Fletcher shall deliver a written notice substantially in the form attached hereto as Annex A (an “Investment Notice”) to the Company from time to time during the period commencing on and including the date of this Agreement and ending no later than 11:59 p.m. New York City time on the date that is the two year anniversary of the Stockholder Consent Date (as defined below), subject to extension as set forth herein (the “Investment Period”).  Subject to satisfaction or, if applicable, waiver of the relevant conditions set forth in Sections 12 and 13 hereof, the closing of each Investment (each, a “Closing”) shall take place at 9:30 a.m. New York City time on the date that is three (3) Business Days (as defined below) following and excluding the date of delivery of the Investment Notice or on such other date as Fletcher and the Company shall mutually agree (each such date and time being referred to herein as a “Closing Date”).  Subject to the provisions of Sections 1(c) and 10(b) hereof, on or prior to the expiration of the Investment Period, Fletcher shall have consummated Investments in an aggregate amount equal to the Aggregate Investment Commitment.  For the avoidance of doubt, subject to the provisions of Sections 1(c) and 10(b) hereof, the Aggregate Investment Commitment shall be reduced on a dollar-for-dollar basis by the Investment Amount (as defined below) paid on each Investment.

(b)           The Investment Period shall be extended by one (1) Business Day for each Business Day:

(i)             that the Registration Statement (as defined below) is not effective and available for the issuance of any Preferred Stock or Warrants for a period of more than seven (7) days (each, a “Registration Failure”); or

(ii)            at any time after the One Year Anniversary Date (as defined below) but before the date that is sixty (60) days before the expiration of the Investment Period, occurring during the period (x) commencing on the earlier of the day on which the Company restates or announces its intention to restate any portion of the Company Financial Statements (as defined below), and (y) ending on the date on which the Company files quarterly or annual financial statements that constitute a Restatement (as defined below) on a Form 10-K, Form 10-Q, Form 8-K or any other filing with the United States Securities and Exchange Commission (the “SEC”) (and if the Company makes multiple filings of a Restatement with the SEC, the last of such dates) (the “Restatement Filing Date”).

If (i) the Company restates or announces its intention to restate any portion of the Company Financial Statements (as defined below) less than sixty (60) days before the expiration of the Investment Period, (ii) the Company has restated or announced its intention to restate any portion of the Company Financial Statements and the Restatement Filing Date is not at least sixty (60) days before the expiration of the Investment Period, or (iii) the Company fails to maintain the effectiveness and availability of the Registration Statement for the issuance of all Preferred Stock and Warrants issuable under this Agreement, then the Investment Period shall be extended to a date that is at least sixty (60) days after the later of the Restatement Filing Date or the remediation of the failure described in clause (iii) of this paragraph.

(c)           If the conditions set forth in Section 12 hereof are not satisfied or waived on or prior to 9:30 a.m. New York City time on the relevant Investment Closing Date or if the Company fails to perform its obligations on any Investment Closing Date (including delivery of all shares of Preferred Stock issuable on such date) for any reason other than Fletcher’s failure to satisfy the conditions required by Section 13 hereof, then in addition to all remedies available to Fletcher at law or in equity, Fletcher may, at its sole option, and at any time, withdraw the Investment Notice by written notice to the Company and, after such withdrawal, shall have no further obligations with respect to such Investment Notice.  Upon any such withdrawal, the Aggregate Investment Commitment shall be reduced on a dollar-per-dollar basis by the Investment Amount (as defined below) set forth in the withdrawn Investment Notice.

(d)           In addition, upon receipt of the Deposit (as defined in the Asset Purchase and Sale Agreement, defined below), the Company will issue to Fletcher a warrant (the “Warrant”) evidencing rights to purchase from the Company, subject to the terms and conditions set forth in the Warrant, securities as set forth therein. Fletcher shall have the right to exercise rights under the Warrant in the manner, and subject to the terms, specified in the Warrant.

(e)           As used herein,

(i)             the term “Articles of Incorporation” means the Restated Articles of Incorporation of the Company, as amended;

(ii)            the term “Business Day” means any day on which the Common Stock may be traded on Nasdaq (as defined below) or, if not admitted for trading on Nasdaq, on any day other than a Saturday, Sunday or holiday on which banks in New York City are required or permitted to be closed;

(iii)           the term “Common Stock Equivalent Junior Preferred Stock” means a new class of non-voting preferred stock, par value One Dollar ($1.00) per share, of the Company to be created pursuant to the Junior Preferred Certificate;

(iv)           the term “Common Stock Equivalent Junior Preferred Shares” means the shares of Common Stock Equivalent Junior Preferred Stock issuable upon conversion or redemption of, or as a dividend under, the Preferred Stock, upon exercise of the Warrant, and all other Common Stock Equivalent Junior Preferred Stock issuable under this Agreement, the Series C Certificate, the Junior Preferred Certificate or the Warrant;

(v)            the term “Common Shares” means the shares of Common Stock issuable upon conversion or redemption of, or as a dividend under, the Preferred Stock, upon exercise of the Warrant, the shares of Common Stock issuable upon conversion of the Common Stock Equivalent Junior Preferred Stock and all other Common Stock issuable under this Agreement, the Series C Certificate, the Junior Preferred Certificate or the Warrant;

(vi)           the term “Common Stock” means the Company’s common stock, par value One Dollar ($1.00) per share;

(vii)          the term “Company Financial Statements” means all financial statements (including the notes thereto) filed by the Company with the SEC (other than pursuant to Form 8-K);

(viii)         the term “Daily Market Price” means, on any date, the amount per share of the Common Stock (or, for purposes of determining the Daily Market Price of the common stock of an Acquiring Person or its Parent (each as defined below), the common stock of such Acquiring Person or its Parent), equal to (A) the daily volume-weighted average price of one share of Common Stock (or the common stock of an Acquiring Person or its Parent), calculated to the nearest ten thousandth (i.e., four decimal places (.xxxx)), on Nasdaq or, if no sale takes place on such date, the average of the closing bid and asked prices, calculated to the nearest ten thousandth (i.e., four decimal places (.xxxx)), on Nasdaq thereof on such date, in each case as reported by Bloomberg, L.P. (or by such other Person as Fletcher and the Company may agree), or (B) if such Common Stock (or the common stock of an Acquiring Person or its Parent) is not then listed or admitted to trading on Nasdaq, the higher of (x) the book value per share thereof as determined by any firm of independent public accountants of recognized standing selected by the Company and reasonably acceptable to Fletcher as of the last calendar day of the most recent month ending before the date as of which the determination is to be made and (y) the fair market value per share thereof determined in good faith by an independent, nationally recognized appraisal firm selected by Fletcher and reasonably acceptable to the Company (whose fees and expenses shall be borne by the Company), subject in each case to adjustment for stock splits, recombinations, stock dividends and the like;

(ix)           the term “Investment Amount” means, with respect to any Investment, the aggregate amount paid, deemed to be paid, or to be paid by Fletcher on the relevant Closing Date;

(x)            the term “Investment Securities” means the Preferred Stock, the Warrant and all Common Shares and Common Stock Equivalent Junior Preferred Shares;

(xi)           “Junior Preferred Certificate” means the Certificate of Designation of the Common Stock Equivalent Junior Preferred Stock of the Company, attached hereto as Annex J.

(xii)          the term “Material Adverse Effect” means any material adverse effect with respect to (A) the business, properties, assets, operations, results of operations, revenues or condition, financial or otherwise, of the Company and its subsidiaries taken as a whole, (B) the legality, validity or enforceability of the Agreement, the Series C Certificate, the Junior Preferred Certificate, the Warrant, the Registration Statement or the Prospectus (as defined below), or (C) the Company’s ability to perform fully on a timely basis its obligations under the Agreement, the Certificate of Rights and Preferences or the Warrant;

(xiii)         the term “Nasdaq” means the Nasdaq Global Select Market, but if the Nasdaq Global Select Market is not then the principal U.S. trading market for the Common Stock, then “Nasdaq” shall be deemed to mean the principal U.S. national securities exchange (as defined in the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) on which the Common Stock, or such other applicable common stock, is then traded, or if such Common Stock, or such other applicable common stock, is not then listed or admitted to trading on any national securities exchange, then the OTC Bulletin Board or other trading market that is then the principal market on which such stock is then traded;

(xiv)         the term “Parent” means, as to any Acquiring Person, any Person that (A) controls the Acquiring Person directly or indirectly through one or more intermediaries, (B) is required to include the Acquiring Person in the consolidated financial statements contained in such Parent’s Annual Report on Form 10-K (if the Parent is required to file such a report) or would be required to so include the Acquiring Person in such Parent’s consolidated financial statements if they were prepared in accordance with U.S. generally accepted accounting principals and (C) is not itself included in the consolidated financial statements of any other Person (other than its consolidated subsidiaries).

(xv)          the term “Person” means an individual or a corporation, partnership, trust, incorporated or unincorporated association, limited liability company, joint venture, joint stock company, government (or an agency or political subdivision thereof) or other entity of any kind.

(xvi)         the term “Series C Certificate” means the Certificate of Rights and Preferences of Series C Convertible Preferred Stock of the Company attached hereto as Annex B;

2.              Asset Purchases.

Concurrently with the execution of this Agreement, the Company and an affiliate of Fletcher have executed that certain Asset Purchase and Sale Agreement providing for the Company’s sale of certain assets to Fletcher or its affiliates (the “Asset Purchase and Sale Agreement”).

3.             Closings.  Unless otherwise agreed by the parties, each Closing shall take place via facsimile on each Closing Date in the manner set forth below.  At each Closing, the following deliveries shall be made:

(a)           Preferred Stock.  The Company shall deliver to Fletcher, at the Company’s expense, that number of shares of Preferred Stock specified in the relevant Investment Notice.  Such shares shall be issued in the name of and delivered to Fletcher and registered by the Company in its stockholder register in the name of Fletcher or as otherwise instructed by Fletcher in writing.

(b)           Purchase Price.  Fletcher shall cause to be wire transferred to the Company, in accordance with the wire instructions set forth in Annex E hereto, the Investment Amount set forth in the Investment Notice in immediately available United States funds.

(c)           Closing Documents.  The closing documents required by Sections 12 and 13 shall be delivered to Fletcher and the Company, respectively.

The deliveries specified in this Section 3 shall be deemed to occur simultaneously as part of a single transaction, and no delivery shall be deemed to have been made until all such deliveries have been made.

4.             Representations and Warranties of the Company.  The Company hereby represents and warrants to Fletcher on the date hereof, on each Closing Date, on each Warrant Closing Date (as defined in the Warrant) and on each Conversion Closing Date and Redemption Closing Date (each as defined in the Certificate of Rights and Preferences) as follows:

(a)           The Company has duly authorized the sale and issuance of all Investment Securities issuable under this Agreement, the Series C Certificate, the Junior Preferred Certificate and the Warrant (the “Offering”).  The Offering has been registered under the Securities Act of 1933, as amended (the “Securities Act”) pursuant to the Company’s Registration Statement on S-3/A (Registration No. 333-159958) and Registration Statement on S-3 filed as of the date hereof, each as amended or replaced (together, the “Registration Statement”).

(b)           The Company has been duly incorporated and is validly existing in good standing under the laws of the state of Georgia.  The Company is duly registered as a bank holding company under the Bank Holding Company Act of 1956, as amended (the “BHCA”).  Each of the subsidiaries of the Company that is a bank has been duly organized and is validly existing in good standing under all applicable laws.

(c)           Except as otherwise contemplated by this Agreement and the requirement that the Company obtain Stockholder Consent, the execution, delivery and performance of this Agreement, the Series C Certificate, the Junior Preferred Certificate and the Warrant (including the authorization, sale, issuance and delivery of the Investment Securities issuable hereunder and thereunder) have been duly authorized by all requisite corporate action and no further consent or authorization of the Company, its Board of Directors or its stockholders is required.

(d)           This Agreement has been duly executed and delivered by the Company and, when this Agreement is duly authorized, executed and delivered by Fletcher, will be a valid and binding agreement enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights generally and to general principles of equity.  The issuance of the Investment Securities is not and will not be subject to any preemptive right or rights of first refusal that have not been properly waived or complied with.

(e)           Except as otherwise contemplated by this Agreement and the requirement that the Company obtain Stockholder Consent (as defined below) and designate the Common Stock Equivalent Junior Preferred Stock, the Company has full corporate power and authority necessary to (i) own and operate its properties and assets, execute and deliver this Agreement, the Series C Certificate, the Junior Preferred Certificate and the Warrant, (ii) perform its obligations hereunder and under the Series C Certificate, the Junior Preferred Certificate and the Warrant (including, but not limited to, the issuance of the Investment Securities issuable hereunder and under the Series C Certificate, the Junior Preferred Certificate and the Warrant) and (iii) carry on its business as presently conducted and as presently proposed to be conducted.  The Company and its subsidiaries are duly licensed, qualified and authorized to do business and are in good standing as foreign corporations in all jurisdictions in which the nature of their activities and of their properties (both owned and leased) makes such licensing, qualification or authorization necessary, except where the failure to do so would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect.

(f)            No consent, approval, authorization or order of any court, governmental agency or other body is required for execution and delivery by the Company of this Agreement or the performance by the Company of any of its obligations hereunder and under the Series C Certificate, the Junior Preferred Certificate and the Warrant.

(g)           Except as otherwise contemplated by this Agreement and the requirement that the Company obtain the Stockholder Consent, neither the execution and delivery by the Company of this Agreement, the Series C Certificate, the Junior Preferred Certificate or the Warrant nor the performance by the Company of any of its obligations hereunder or under the Series C Certificate, the Junior Preferred Certificate or the Warrant:

(i)             violates, conflicts with, results in a breach of, or constitutes a default (or an event which with the giving of notice or the lapse of time or both would be reasonably likely to constitute a default) or creates any rights in respect of any Person under (A) the articles of incorporation or by-laws (or other comparable documents) of the Company or any of its subsidiaries, (B) any decree, judgment, order, law, treaty, rule, regulation or determination of any court, governmental agency or body, or arbitrator having jurisdiction over the Company or any of its subsidiaries or any of their respective properties or assets, (C) the terms of any bond, debenture, indenture, credit agreement, note or any other evidence of indebtedness, or any agreement, stock option or other similar plan, lease, mortgage, deed of trust or other instrument to which the Company or any of its subsidiaries is a party, by which the Company or any of its subsidiaries is bound, or to which any of the properties or assets of the Company or any of its subsidiaries is subject, (D) the terms of any “lock-up” or similar provision of any underwriting or similar agreement to which the Company or any of its subsidiaries is a party or (E) any rule or regulation of the Financial Industry Regulatory Authority, Inc. (successor entity to National Association of Securities Dealers, Inc.) (“FINRA”) or Nasdaq; or

(ii)            results in the creation or imposition of any lien, charge or encumbrance upon any Investment Securities or upon any of the properties or assets of the Company or any of its subsidiaries.

(h)           When issued to Fletcher against payment therefor, the Investment Securities issuable hereunder or under the Series C Certificate, the Junior Preferred Certificate or the Warrant:

(i)             will have been duly and validly authorized, duly and validly issued, fully paid and non-assessable;

(ii)            will be free and clear of any security interests, liens, claims or other encumbrances; and

(iii)           will not have been issued or sold in violation of any preemptive or other similar rights of the holders of any securities of the Company.

(i)            The Company satisfies all continued listing criteria of the Nasdaq Global Select Market, the Nasdaq Global Market or the New York Stock Exchange.  There is no present set of facts or circumstances that will (with the passage of time or the giving of notice or both or neither) cause the Common Stock to be delisted from such market.  All Common Shares will, when issued, be duly listed and admitted for trading on all of the markets where shares of Common Stock are traded, including the Nasdaq Global Select Market.

(j)            There is no pending or, to the best knowledge of the Company, threatened action, suit, proceeding or investigation before any court, governmental agency or body, or arbitrator having jurisdiction over the Company or any of its affiliates that would affect the execution by the Company of, or the performance by the Company of its obligations under, this Agreement, the Series C Certificate, the Junior Preferred Certificate or the Warrant.

(k)           Reports

(i)             Since January 1, 2008, none of the Company’s filings with the SEC under the Securities Act or under Section 13 or 15(d) of the Exchange Act, including the financial statements, schedules, exhibits and results of the Company’s operations and cash flow contained therein (each an “SEC Filing”), contained any untrue statement of a material fact or omitted to state any material fact necessary in order to make the statements, in the light of the circumstances under which they were made, not misleading.  Since January 1, 2008, there has not been any pending or, to the best knowledge of the Company, threatened action, suit, proceeding or investigation before any court, governmental agency or body, or arbitrator having jurisdiction over the Company or any of its subsidiaries that will or is reasonably likely to result in a Material Adverse Effect, except as disclosed in the Company’s SEC Filings on or before the date immediately prior to and excluding the date hereof.  Since the date of the Company’s most recent SEC Filing, there has not been, and the Company is not aware of, any development or condition that is reasonably likely to result in, any material change in the condition, financial or otherwise, or in the business affairs, assets, revenues, operations or prospects of the Company and its subsidiaries, whether or not arising in the ordinary course of business.  The Company’s SEC Filings made before and excluding the date hereof fully disclose all material information concerning the Company and its subsidiaries required by all statutes and applicable rules and regulations of the SEC.

(ii)            Since January 1, 2008, the Company and each of its subsidiaries has timely filed all material reports, registrations, documents, filings, statements and submissions, together with any amendments thereto, that it was required to file with any governmental entity, including, without limitation, (A) the Federal Reserve Board, (B) the Federal Deposit Insurance Corporation (the “FDIC”) and (C) and other federal, state or local authority regulating financial institutions (the foregoing collectively, the “Company Reports”) and has paid all material fees and assessments due and payable in connection therewith.  As of their respective filing dates, the Company Reports complied in all material respects with all statutes and applicable rules and regulations of the applicable governmental entities.  To the knowledge of the Company, as of the date of this Agreement, there are no outstanding material comments of any governmental entity with respect to any Company Report.  The Company Reports were complete and accurate in all material respects as of their respective dates, or the dates of their respective amendments.  Except for normal examinations conducted by a governmental entity in the regular course of the business of the Company and its subsidiaries, no governmental entity has initiated any proceeding or, to the knowledge of the Company, investigation into the business or operations of the Company or any of its subsidiaries  since January 1, 2008.  There is no material unresolved violation, criticism or exception by any governmental entity with respect to any report or statement relating to any examinations of the Company or any of its subsidiaries.  The deposit accounts of each subsidiary of the Company that is a bank are insured to the fullest extent permitted by law by the Deposit Insurance Fund, which is administered by the FDIC, all premiums and assessments required to be paid in connection therewith have been paid when due and no proceedings for the termination or revocation of such insurance are pending or, to the knowledge of the Company, threatened.

(l)            Immediately prior to the first Closing Date, the authorized capital stock of the Company consists of One Hundred Million (100,000,000) shares of Common Stock, par value $1.00 per share and Ten Million (10,000,000) shares of preferred stock, of which 287,411 shares are designated Series A Non-Cumulative Preferred Stock, par value $1.00 per share (“Series A Preferred Stock”), and 180,000 shares are designated Fixed Rate Cumulative Perpetual Preferred Stock, Series B, par value $1.00 per share (“Series B Preferred Stock”).  As of March 22, 2010, (i) 94,174,096 shares of Common Stock are issued and outstanding and (A) 5,365,082 shares of Common Stock are currently reserved and subject to issuance upon the exercise of outstanding stock options, warrants or other convertible rights, (B) 262,002 shares of Common Stock are currently reserved and subject to issuance under the Company’s deferred compensation plan, and (C) 145,502 shares of Common Stock are currently reserved and subject to issuance upon vesting of restricted stock and restricted stock units (ii) no shares of Common Stock are held in the treasury of the Company, (iii) 21,700 shares of Series A Preferred Stock are issued, and outstanding and (iv) 180,000 shares of Series B Preferred Stock are issued and outstanding.  All of the outstanding shares of Common Stock and Series A Preferred Stock and Series B Preferred Stock are, and all shares of capital stock which may be issued pursuant to outstanding stock options, warrants or other convertible rights will be, when issued and paid for in accordance with the respective terms thereof, duly authorized, validly issued, fully paid and non-assessable, free of any preemptive rights in respect thereof and issued in compliance with all applicable state and federal laws concerning issuance of securities.  As of the date hereof, except as set forth above, and except for shares of Common Stock or other securities issued upon conversion, exchange, exercise or purchase associated with the securities, options, warrants, rights and other instruments referenced above, no shares of capital stock or other voting securities of the Company were outstanding, no equity equivalents, interests in the ownership or earnings of the Company or other similar rights were outstanding, and there were no existing options, warrants, calls, subscriptions or other rights or agreements or commitments relating to the capital stock of the Company or any of its subsidiaries or obligating the Company or any of its subsidiaries to issue, transfer, sell or redeem any shares of capital stock, or other equity interest in, the Company or any of its subsidiaries or obligating the Company or any of its subsidiaries to grant, extend or enter into any such option, warrant, call, subscription or other right, agreement or commitment.

(m)          Solvency.  The consolidated balance sheet of the Company dated as of December 31, 2009, and the consolidated statement of income, the consolidated statement of changes in shareholders’ equity and the consolidated statement of cash flows of the Company for the year ended December 31, 2009 and the notes thereto, as included in the Company’s SEC Filings, present fairly, in all material respects, the financial position of the Company as of the date thereof and for the period covered thereby.  The Company has not incurred debt, and does not intend to incur debt, beyond its ability to pay such debt as it matures.  For purposes of this paragraph, “debt” means any liability on a claim, and “claim” means (x) a right to payment, whether or not such right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured, or unsecured, or (y) a right to an equitable remedy for breach of performance if such breach gives rise to a payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured, or unsecured.  With respect to any such contingent liabilities, such liabilities are computed at the amount which, in light of all the facts and circumstances existing at the time, represents the amount which can reasonably be expected to become an actual or matured liability.

(n)           Equivalent Value.  As of each Closing Date, under the terms of this Agreement, the Company is receiving fair consideration from Fletcher for the agreements, covenants, representations and warranties made by the Company to Fletcher.

(o)           No Non-Public Information.  Fletcher has not requested from the Company, and the Company has not furnished to Fletcher, any material non-public information concerning the Company or its subsidiaries.

(p)           Restatement Notices.  As of each Closing Date and each closing under the Warrant, as applicable, the Company has provided Fletcher with all Restatement Notices (as defined below) required to be delivered following a Restatement (as defined below).

(q)           Application of Takeover Protections.  There is no control share acquisition, business combination, poison pill (including any distribution under a rights agreement) or other similar anti-takeover provision under the Company’s charter documents or the laws of its state of incorporation that is or would become applicable to Fletcher as a result of Fletcher and the Company fulfilling their obligations or exercising their rights under this Agreement, the Series C Certificate, the Junior Preferred Certificate or the Warrant, including, without limitation, as a result of the Company’s issuance of the Preferred Stock, Common Stock and Common Stock Equivalent Junior Preferred Stock issuable hereunder and thereunder and Fletcher’s ownership of the Preferred Stock, Common Stock and Common Stock Equivalent Junior Preferred Stock issuable hereunder and thereunder.

(r)            Backdating of Options.  The exercise price of each Company option has been no less than the fair market value of a share of Common Stock as determined on the date of grant of such Company option.  All grants of Company options were validly issued and properly approved by the Board of Directors of the Company (or a duly authorized committee or subcommittee thereof) in material compliance with all applicable legal requirements and recorded on the Company’s financial statements in accordance with U.S. generally accepted accounting principles, and no such grants involved any “back dating,” “forward dating” or similar practices with respect to the effective date of grant.

(s)           Regulatory Permits.  The Company possesses all material certificates, authorizations and permits issued by the appropriate federal, state or foreign regulatory authorities necessary to conduct its business.  The Company is not in violation of any material judgment, decree or order or any statute, ordinance, rule or regulation applicable to it.

(t)            Foreign Corrupt Practices.  Neither the Company nor any director, officer, agent, employee or other Person acting on behalf of the Company has, in the course of its actions for, or on behalf of, the Company (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity; (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; (iii) violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended; or (iv) made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic government official or employee.

(u)           Sarbanes-Oxley Act.  The Company is in compliance in all material respects with any and all applicable requirements of the Sarbanes-Oxley Act of 2002 that are effective as of the date hereof, and any and all applicable rules and regulations promulgated by the SEC thereunder that are effective as of the date hereof.

(v)           Transactions With Affiliates.  Except as disclosed in the Company’s SEC Filings, and other than the grant of stock options and restricted and non-restricted stock grants disclosed that are required to be publicly disclosed, none of the officers, directors or employees of the Company is presently a party to any transaction with the Company (other than for ordinary course services as employees, officers or directors) required to be disclosed pursuant to Regulation S-K Item 404, including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any such officer, director or employee or, to the knowledge of the Company, any corporation, partnership, trust or other entity in which any such officer, director, or employee has a substantial interest or is an officer, director, trustee or partner, which such transaction would be required to be disclosed.

(w)          Insurance.  The Company is insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as are prudent and customary in the businesses in which the Company is engaged.

(x)           Employee Relations.  The Company is not a party to any collective bargaining agreement.  The Company is in compliance with all federal, state, local and foreign laws and regulations respecting labor, employment and employment practices and benefits, terms and conditions of employment and wages and hours, except where failure to be in compliance would not reasonably be expected to result in a Material Adverse Effect.

(y)           Intellectual Property Rights.  Except as disclosed in the Company’s SEC Filings or as would not reasonably be expected to result in a Material Adverse Effect: (i) the Company owns or possesses adequate rights or licenses to use all trademarks, trade names, service marks, service mark registrations, service names, patents, patent rights, copyrights, trade secrets and other intellectual property rights (“Intellectual Property Rights”) necessary to conduct its business as now conducted; (ii) the Company does not have any knowledge of any infringement by the Company of Intellectual Property Rights of others, nor does the Company have reason to believe that the Company has infringed or would infringe on the Intellectual Property Rights of others; (iii) there is no claim, action or proceeding against the Company regarding its Intellectual Property Rights; (iv) the Company has no knowledge of any infringement or improper use by any third party of any of the Company’s Intellectual Property Rights; and (v) the Company has taken reasonable security measures to protect the secrecy, confidentiality and value of all of its Intellectual Property Rights. Notwithstanding anything in this Section 4(y) to the contrary, the Company may consummate a spin-off or enter into partnership, license and collaboration agreements and other similar arrangements.

(z)           Environmental Laws.  The Company (i) is in compliance with any and all Environmental Laws (as hereinafter defined), (ii) has received all permits, licenses or other approvals required of it under applicable Environmental Laws to conduct its respective businesses and (iii) is in compliance with all terms and conditions of any such permit, license or approval, where, in each of the foregoing clauses (i) - (iii), the failure to so comply could be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect. The term “Environmental Laws” means all federal, state, local or foreign laws relating to pollution or protection of human health or the environment (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata), including, without limitation, laws relating to emissions, discharges, releases or threatened releases of chemicals, pollutants, contaminants, or toxic or hazardous substances or wastes (collectively, “Hazardous Materials”) into the environment, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials, as well as all authorizations, codes, decrees, demands or demand letters, injunctions, judgments, licenses, notices or notice letters, orders, permits, plans or regulations issued, entered into, promulgated or approved thereunder.

(aa)         Investment Company.  The Company is not, and is not an affiliate of, an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

(bb)        Tax Status.  Except as would not have a Material Adverse Effect, the Company (i) has made or filed all foreign, federal and state income and all other tax returns, reports and declarations required by any jurisdiction to which it is subject, (ii) has paid all taxes and other governmental assessments and charges that are material in amount, shown or determined to be due on such returns, reports and declarations, except those being contested in good faith and (iii) has set aside on its books provision reasonably adequate for the payment of all taxes for periods subsequent to the periods to which such returns, reports or declarations apply.

(cc)         Internal Accounting and Disclosure Controls.  The Company maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain asset and liability accountability, (iii) access to assets or incurrence of liabilities is permitted only in accordance with management’s general or specific authorization and (iv) the recorded accountability for assets and liabilities is compared with the existing assets and liabilities at reasonable intervals and appropriate action is taken with respect to any difference. The Company maintains “disclosure controls and procedures” (as such term is defined in Rule 13a-15 under the Exchange Act) that are effective in ensuring that information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported, within the time periods specified in the rules and forms of the SEC, including, without limitation, controls and procedures designed to ensure that information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is accumulated and communicated to the Company’s management, including its principal executive officer or officers and its principal financial officer or officers, as appropriate, to allow timely decisions regarding required disclosure.

(dd)        Off Balance Sheet Arrangements.  There is no transaction, arrangement, or other relationship between the Company and an unconsolidated or other off balance sheet entity that is required to be disclosed by the Company in the Company’s SEC Filings and is not so disclosed or that otherwise would have a Material Adverse Effect.

(ee)         Subsidiaries.  As of the Closing Date, the Company has no directly held subsidiary other than those listed on Exhibit 21 to the Company’s Annual Report on Form 10−K for the year ended December 31, 2009.  The Company is the beneficial owner (and the Company or a subsidiary is the record owner) of all of the equity interests in the Company’s subsidiaries and holds such equity interests free and clear of all encumbrances except as are imposed by applicable securities laws.

(ff)          Finders’ Fees.  Except for Sandler O’Neill & Partners, L.P., whose fees will be paid by the Company, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of the Company or any of its affiliates who might be entitled to any fee or commission from the Company or any of its affiliates in connection with the transactions contemplated hereby.

(gg)        Placement Agent’s Fees.  The Company shall be responsible for the payment of any placement agent’s fees, financial advisory fees, or brokers’ commissions, in each case payable to third parties retained by the Company, relating to or arising out of the Offering pursuant to this Agreement.  The Company shall pay, and hold Fletcher harmless against, any liability, loss or expense (including, without limitation, reasonable attorney’s fees and out-of-pocket expenses) arising in connection with any such claim for fees arising out of the Offering pursuant to this Agreement.

(hh)        No Integrated Offering.  Neither the Company, nor any Person acting on its behalf, has, directly or indirectly, made any offers or sales of any security or solicited any offers to buy any security, under circumstances that would cause the Offering to be integrated with prior offerings by the Company for purposes of the Securities Act or the rules and regulations of FINRA or Nasdaq.

(ii)           Transfer Taxes.  All stock transfer or other taxes (other than income or similar taxes) which are required to be paid in connection with the Offering will be, or will have been, fully paid or provided for by the Company, and all laws imposing such taxes will be or will have been complied with.

(jj)           Manipulation of Price.  The Company has not, and to its knowledge no one acting on its behalf has, (i) taken, directly or indirectly, any action designed to cause or to result in the stabilization or manipulation of the price of any security of the Company to facilitate the Offering or (ii) sold, bid for, purchased, or paid any compensation for soliciting purchases for the Offering.

(kk)         Anti-dilution Provisions.  Except as provided in Section 13(B) of that certain Warrant to Purchase Common Stock of the Company, issued December 5, 2008, to the United States Department of the Treasury, there is no anti-dilution provision under any agreement to which the Company is party or to which any assets of the Company are subject that is or would become effective as a result of Fletcher and the Company fulfilling their obligations or exercising their rights under this Agreement, the Certificate of Rights and Preferences and the Warrant, including, without limitation, as a result of the Company’s issuance or Fletcher’s ownership of the Preferred Stock or Warrant issuable hereunder or any Common Shares or Common Stock Equivalent Junior Preferred Shares.

5.             Registration Provisions.

(a)           The Company will keep the Registration Statement continuously effective (unless under applicable law it or any other registration statement filed pursuant to this Agreement expires, in which case the Company will prepare and file a replacement registration statement and use its reasonable best efforts to cause such replacement registration statement to be declared or become effective and to thereafter keep it continually effective) for so long as any Investment Securities continue to be issuable hereunder or under the Certificate of Rights and Preferences or the Warrant.  In the event that the Company fails to maintain the effectiveness and availability of the Registration Statement at any time during the period described above, the Company will promptly provide notice thereof to Fletcher.

(b)           The Company will prepare and file with the SEC such amendments and supplements to, or replacements of, the Registration Statement and the prospectus used in connection with the Registration Statement (as so amended and supplemented from time to time, the “Prospectus” ) as may be necessary to comply with the provisions of the Securities Act with respect to the issuance of all Investment Securities issuable to Fletcher hereunder or under the Certificate of Rights and Preferences or the Warrant.

(c)           The Company will cause all Common Shares to be listed on the Nasdaq Global Select Market, Nasdaq Global Market or the New York Stock Exchange and each other securities exchange or quotation service on which similar securities issued by the Company are listed or qualified in the future.

(d)           The Company will provide a transfer agent for all Common Shares and Common Stock Equivalent Junior Preferred Shares and a CUSIP number for all Common Shares and Common Stock Equivalent Junior Preferred Shares.

(e)           The Company will otherwise comply with all applicable rules and regulations of the SEC, FINRA and Nasdaq.

(f)            In addition to any other remedies available to Fletcher under this Agreement, under the Series C Certificate, under the Junior Preferred Certificate, under the Warrant or at law or equity, if there is a Registration Failure, then the Company shall pay to Fletcher an amount equal to the Registration Failure Percentage multiplied by the Registration Failure Amount with respect to each thirty (30)-day period or part thereof during which a Registration Failure shall have occurred or be continuing.  Separate payment shall be due for each such thirty (30)-day period and no credit shall be given for any payment made in any prior period.  For the avoidance of doubt, the parties agree and acknowledge that the only thirty (30)-day period for which the payments in this Section 5(f) shall be pro rated is the first thirty (30)-day period, and the full amount of the payment for any thirty (30)-day period described above shall become due if the Registration Failure continues on the first day of each such thirty (30)-day period (i.e., for a Registration Failure continuing on day 31, 61, 91, 121, 151, etc.).  The Registration Failure shall be deemed to be continuing unless and until timely payment has been made under this Section 5(f). The payments described above shall be made by wire transfer of immediately available funds no later than five (5) days after and excluding the earlier of (x) the date on which the Registration Failure shall have been cured and (y) the last day of each thirty (30)-day period after the occurrence of a Registration Failure.  For purposes of this Section 5(f), the term “Registration Failure Percentage” means the amount set forth in the following table:

Number of Days During Which a Registration Failure Shall Have Occurred or Been Continuing	Registration Failure Percentage

1-30	1/30 of 1.00% per day
31	1.00%
61	2.00%
91	2.00%
121	3.00%
151	3.00%
181	4.00%
211	4.00%
Thereafter	The registration failure percentage shall increase by 1.00% upon each successive 60-day period (i.e., on days 271, 331, 391, etc.).

For purposes of this Section 5(f), the term “Registration Failure Amount” means the Aggregate Investment Commitment as of the date of the Registration Failure.

(g)           The Company shall not grant any right of registration under the Securities Act relating to any of its securities to any Person other than Fletcher if such rights would reasonably be expected to cause the Company to fail to honor any rights of Fletcher under this Agreement.

6.             Limits With Respect to Shares Held or Shares Issuable.

(a)           The Company and its board of directors shall call a stockholders’ meeting for the purpose of voting on (i) the approval of the issuance of all Investment Securities issued or issuable under this Agreement, the Series C Certificate, the Junior Preferred Certificate and the Warrant and (ii) an increase in the authorized Common Stock to 300,000,000 shares (the “Stockholder Consent”), which meeting shall be held on or before June 30, 2010, and shall otherwise use its best efforts (including engaging Georgeson Shareholder Services or another nationally-recognized proxy solicitor) to obtain the Stockholder Consent on or before June 30, 2010 (the date on which the Stockholder Consent is obtained is referred to herein as the “Stockholder Consent Date”), including by (x) soliciting proxies to vote for the Stockholder Consent, (y) recommending to the Company’s stockholders that such stockholders give the Stockholder Consent and (z) not withdrawing such recommendation.  Until the Stockholder Consent is obtained, the Company shall not effect any conversion or redemption of the Preferred Stock or any exercise of the Warrant, and Fletcher shall not have the right to convert or redeem any portion of the Preferred Stock or exercise any portion of the Warrant to the extent such conversion, redemption or exercise would result in issuances under this Agreement, the Series C Certificate, the Junior Preferred Certificate and the Warrant of an aggregate number of shares of Common Stock and Common Stock Equivalent Junior Preferred Stock (measured on an as converted basis) in excess of nineteen and ninety-nine one-hundredths percent (19.99%) of the shares of Common Stock outstanding as of the date hereof, except that in the event of a Change of Control (as hereinafter defined), the total number of shares of common stock of the Acquiring Person issued or issuable hereunder shall not exceed a number equal to nineteen and ninety-nine one-hundredths percent (19.99%) of the outstanding common stock (or other, most widely-held class of security) of the Acquiring Person.

(b)           The Company shall not effect any conversion or redemption of the Preferred Stock or any exercise of the Warrant, and Fletcher shall not have the right to convert or redeem any portion of the Preferred Stock or exercise any portion of the Warrant, to the extent the number of shares of Common Stock and Common Stock Equivalent Junior Preferred Stock beneficially owned (calculated in accordance with Rule 13d-3 promulgated under the Exchange Act) by Fletcher immediately following such conversion, redemption or exercise would exceed nine and nine tenths percent (9.90%) of the aggregate number of shares of Common Stock and Common Stock Equivalent Junior Preferred Stock  (measured on an as converted basis) outstanding after giving effect to such conversion, redemption or exercise (the “Maximum Number”).  Unless expressly waived in writing by Fletcher, the Company shall deliver to Fletcher on or before the tenth (10th) day of each calendar month commencing with the month of April 2010 a notice (an “Outstanding Share Notice”) stating the aggregate number of shares of Common Stock and Common Stock Equivalent Junior Preferred Stock outstanding as of the last day of the preceding month and the increase (an “Increase”) or decrease (a “Decrease”), if any, in the aggregate number of shares of Common Stock and Common Stock Equivalent Junior Preferred Stock from the number of shares reported on the preceding Outstanding Share Notice (or, in the case of the first Outstanding Share Notice, the number of shares of Common Stock and Common Stock Equivalent Junior Preferred Stock outstanding as reported in Section 4(l)).  The Maximum Number shall also be increased on the sixty-fifth (65th) day after Fletcher delivers a written notice (a “65-Day Notice”) to the Company designating a greater Maximum Number.  A 65-Day Notice may be given by Fletcher at any time and from time to time on one or more occurrences.

(c)           The Company shall not effect any conversion or redemption of the Preferred Stock, and Fletcher shall not have the right to convert or redeem any portion of the Preferred Stock, into Common Stock to the extent such conversion or redemption would result in aggregate issuances to Fletcher under this Agreement, the Certificate of Rights and Preferences and the Warrant of in excess of nine and seventy-five one hundredths percent (9.75%) (the “Maximum Voting Stock Amount”) of the number of shares of Common Stock that will be outstanding after giving effect to such conversion or redemption.  The holders of more than fifty percent (50%) of the then outstanding Preferred Stock shall have the right to permanently reduce the percentage used in the determination of the Maximum Voting Stock Amount to four and seventy-five one hundredths percent (4.75%) at any time, effective upon delivery of written notice of such election to the Company.  In the event that the Company cannot effect a conversion or redemption of the Preferred Stock pursuant to the terms of this Section 6(c), the conversion or redemption shall be effected into an equal number of shares of Common Stock Equivalent Junior Preferred Stock of the Company; provided, however, that in no event shall the Company effect any conversion or redemption of the Preferred Stock or exercise of the Warrant to the extent such conversion, redemption or exercise would result in aggregate issuances to Fletcher under this Agreement, the Certificate of Rights and Preferences and the Warrant of in excess of thirty-three and thirty-three one hundredths percent (33.33%) of the Total Equity of the Company.  For purposes of the preceding sentence, “Total Equity” means the value as reflected on the balance sheet of the Company of all shares of common, preferred and other equity capital of the Company outstanding as of the date of determination.

(d)           Any shares of Common Stock, Common Stock Equivalent Junior Preferred Stock or other consideration (in the form of cash, securities or other assets per Common Share issuable to a holder of shares of Common Stock or Common Stock Equivalent Junior Preferred Stock in connection with a Change of Control) that would have been issued to Fletcher upon conversion or redemption of any Preferred Stock, or as dividends on the Preferred Stock or upon exercise of the Warrant but for one or more of the limitations contained in this Section 6 shall be deferred and shall be delivered to Fletcher promptly and in any event no later than three (3) Business Days after the date such limitations cease to restrict the issuance of such shares or other consideration (whether due to an increase in the Maximum Number so as to permit such issuance, the disposition by Fletcher of shares of Common Stock or Common Stock Equivalent Junior Preferred Stock or any other reason) unless the Company has withdrawn the applicable Conversion Notice or Fletcher has withdrawn the applicable Redemption Notice (each as defined in the Certificate of Rights and Preferences) or Warrant Exercise Notice (as defined in the Warrant).  During the time of any such deferral, the Company shall no longer be obligated to pay any dividend on the Preferred Stock or provide or recognize any other preferences, limitations, powers or other rights provided under the Series C Certificate to the extent that, if the Preferred Stock would have been converted or redeemed, Fletcher would beneficially own Common Stock and Common Stock Equivalent Junior Preferred Stock that would exceed the Maximum Number.

7.             Representations and Warranties of Fletcher.  Fletcher hereby represents and warrants to the Company on the date hereof, on each Closing Date, on each Warrant Closing Date and on each Conversion Closing Date and Redemption Closing Date (each as defined in the Certificate of Rights and Preferences) as follows:

(a)           Fletcher has been duly incorporated and is validly existing and in good standing under the laws of Bermuda.

(b)           The execution, delivery and performance of this Agreement by Fletcher have been duly authorized by all requisite corporate action and no further consent or authorization of Fletcher, its Board of Directors or its stockholders is required.  This Agreement has been duly executed and delivered by Fletcher and, when duly authorized, executed and delivered by the Company, will be a valid and binding agreement enforceable against Fletcher in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights generally and to general principles of equity.

(c)           Fletcher understands that no United States federal or state agency has passed on, reviewed or made any recommendation or endorsement of the Investment Securities.

(d)           Fletcher will have on each Closing Date sufficient immediately-available funds in cash to enable Fletcher to pay the Investment Amount to be paid on such Closing Date.

8.             Future Equity Issuances.

(a)           Notice and Participation Rights.  During the Investment Period and for one (1) year thereafter (the “Future Equity Issuance Notice Period”), if the Company intends to engage in any sale or issuance to any Person (other than Fletcher or its affiliates) of any shares of, or securities convertible into, exercisable or exchangeable for, or whose value is derived in whole or in part from, any shares of any class of the Company’s capital stock at a price per share less than the then applicable Conversion Price, other than any issuance or sale (i) to any wholly-owned subsidiary, (ii) pursuant to a stock option plan, employee stock purchase plan or restricted stock plan approved by the Board of Directors, or (iii) upon the exercise or conversion of any options (other than options issued to employees or directors pursuant to a stock option plan, employee stock purchase plan or restricted stock plan), warrants or convertible notes outstanding on the date of this Agreement, in each case in accordance with the terms of such options, warrants or convertible notes in effect on the date of this Agreement (a “Future Equity Issuance”), the Company shall promptly notify Fletcher that the Company intends to effect a Future Equity Issuance (the “Future Equity Issuance Notice”).  If, within two (2) Business Days after and excluding the date of receipt of such notice, Fletcher notifies the Company in writing that Fletcher would like to be informed of the terms and conditions of such Future Equity Issuance, then the Company shall promptly provide Fletcher with a written description of the terms and conditions of such proposed Future Equity Issuance, including a description of the capital stock to be sold or issued, the investor or investors in the Future Equity Issuance, the price, the quantity and all other information reasonably necessary for Fletcher to make an informed decision on whether it desires to participate in the Future Equity Issuance (the “Future Equity Issuance Description”).  If Fletcher notifies the Company in writing that Fletcher elects to purchase all or a portion of the capital stock that the Company intends to sell or issue in the Future Equity Issuance (which election shall include the number of shares of such capital stock that Fletcher intends to purchase) by 11:59 p.m., New York City time, on the third (3rd) Business Day after and excluding the date of the Future Equity Issuance Description, then the Company shall not consummate such Future Equity Issuance without selling Fletcher the capital stock that it elected to purchase at or prior to the consummation of such Future Equity Issuance or promptly thereafter at a closing date and place established prior to such consummation, which purchase shall be at the price and on the other terms and conditions of the Future Equity Issuance.  If Fletcher does not elect to receive a Future Equity Issuance Description with respect to a Future Equity Issuance, then promptly, and no later than one (1) Business Day after and excluding, the date of announcement of such Future Equity Issuance (or, if such Future Equity Issuance is not required to be publicly announced, the date of closing of such Future Equity Issuance), the Company shall provide Fletcher with a written description of the material terms of such Future Equity Issuance.

(b)           No Integrated Offering.  Notwithstanding the foregoing, the Company shall ensure that no Person acting on its behalf shall sell, offer for sale or solicit offers to buy or otherwise negotiate in respect of any security that may be integrated with the Offering for purposes of the Securities Act or the rules and regulations of FINRA or Nasdaq.

9.             Covenants.  The Company covenants and agrees with Fletcher as follows:

(a)           For so long as Fletcher has the right to purchase any Investment Securities and for a period of one (1) year thereafter, the Company will use its best efforts to, (i) except as otherwise provided in Section 5 hereof, maintain the effectiveness of the Registration Statement with respect to the shares of Preferred Stock and Warrants issuable under this Agreement and the Warrant; and (ii) cause the representations and warranties contained in paragraphs (o), (hh), (jj) or (kk) of Section 4 hereof to be and remain true and correct, except those representations and warranties which address matters only as of a particular date, which shall be true and correct as of such date.  For so long as Fletcher owns any Investment Securities and for a period of one (1) year thereafter, the Company will use its best efforts to (i) maintain the eligibility of the Common Stock for listing on the Nasdaq Global Select Market, Nasdaq Global Market or New York Stock Exchange; (ii) regain the eligibility of the Common Stock for listing or quotation on the Nasdaq Global Select Market, Nasdaq Global Market or New York Stock Exchange in the event that the Common Stock is delisted by the Nasdaq Global Select Market, Nasdaq Global Market or New York Stock Exchange or any other applicable market or exchange; and (iii) obtain a listing on Nasdaq Global Market or the New York Stock Exchange if the Common Stock is delisted by the Nasdaq Global Select Market.

(b)           If a Restatement occurs, the Company shall deliver to Fletcher a Restatement Notice within three (3) Business Days of such Restatement.

(c)           The Company will provide Fletcher with a reasonable opportunity, which shall not be less than two (2) full Business Days, to review and comment on any public disclosure by the Company of information regarding this Agreement and the transactions contemplated hereby, before such public disclosure.

(d)           The Company will make all filings required by law to be filed by it with respect to the transactions contemplated hereby.

(e)           The Company will comply with the terms and conditions of the Series C Certificate, the Junior Preferred Certificate and the Warrant.

(f)            For so long as Fletcher owns any Investment Securities, within five (5) Business Days after the filing of each of its quarterly reports on Form 10-Q with the SEC, the Company shall deliver to Fletcher a certificate of the Chief Executive Officer and Chief Financial Officer of the Company stating that, based on their knowledge, the final consolidated unaudited financial statements including the footnotes thereto contained therein fairly present in all material respects the financial condition in conformity with accounting principles generally accepted in the United States, results of operations and cash flows of the Company as of and for the periods presented therein.

(g)           The Company shall use its commercially reasonable efforts to cause the Common Shares to be eligible for book-entry transfer through The Depository Trust Company (or any successor thereto) as soon as practicable after the date of this Agreement and thereafter to use its commercially reasonable efforts to maintain such eligibility.

(h)           The Company shall at all times reserve for issuance such number of its shares of Preferred Stock, Common Stock Equivalent Junior Preferred Stock and, after Stockholder Consent is obtained, Common Stock as shall from time to time be sufficient to satisfy its obligation to deliver such shares under this Agreement, the Series C Certificate, the Junior Preferred Certificate and the Warrant.  In the event the number of shares of Common Stock, Common Stock Equivalent Junior Preferred Stock or other securities issued and issuable under this Agreement, the Series C Certificate, the Junior Preferred Certificate and the Warrant exceeds the authorized number of shares of Common Stock (after Stockholder Consent is received), Common Stock Equivalent Junior Preferred Stock (after such stock is designated pursuant to Section 9(k)) or other securities, the Company shall promptly take all actions necessary to increase the authorized number of shares of Common Stock and Common Stock Equivalent Junior Preferred Stock.

(i)            Unless expressly waived by Fletcher, the Company shall deliver an Outstanding Share Notice to Fletcher on or before the tenth (10th) day of each calendar month pursuant to Section 6(b).

(j)            The Company shall cooperate in good faith to assist with any assignment, pledge, hypothecation or transfer of the Investment Securities, including without limitation making its representatives available for discussions with lenders and assignees and promptly processing requests to retitle the Investment Securities.

(k)           The Company shall designate the Common Stock Equivalent Junior Preferred Stock by filing the Articles of Amendment related thereto with the Secretary of State of the State of Georgia as promptly as reasonably practicable after the announcement of this Agreement and not later than the earlier of (i) ten (10) Business Days after the date hereof or (ii) the date the Warrant is issued.  The Company shall not register the Common Stock Equivalent Junior Preferred Stock pursuant to Section 12 of the Exchange Act without the prior written consent of Fletcher.

(l)            The Company shall not authorize more than 65,000 shares of Preferred Stock or issue shares of Preferred Stock other than pursuant to this Agreement.

10.           Change of Control.

(a)           In the event of a Change of Control, in addition to the rights contained in this Agreement, Fletcher shall have the rights set forth in the Series C Certificate, the Junior Preferred Certificate and the Warrant regarding Changes of Control.  The Company agrees that: (i) it shall deliver to Fletcher written notice (a “Change of Control Notice”) of any proposed Change of Control (which notice shall specify the expected effective date of such Change of Control) promptly following public disclosure of such proposed Change of Control and in any event not later than fifteen (15) Business Days prior to the expected effective date of the proposed Change of Control; and (ii) it will not enter into an agreement resulting in a Change of Control unless such agreement expressly obligates the Acquiring Person to assume upon consummation of the Change of Control all of the Company’s obligations under this Agreement, the Certificate of Rights and Preferences and the Warrant.  On or before the date an agreement is entered into with an Acquiring Person resulting in a Change of Control, the Company shall deliver to Fletcher written notice that the Acquiring Person has agreed to assume such obligations and regardless of whether such express assumption occurs or if no such agreement exists, the Acquiring Person shall be bound by such obligations.

(b)           In the event that a proposed Change of Control is publicly disclosed or a Change of Control Notice is delivered (or an event shall have occurred that would, with or without the passage of time, require the delivery of a Change of Control Notice), on and after the date of such announcement or, if earlier, the date of such event, Fletcher shall not be obligated to consummate any further Investments, but rather shall have the right to consummate any Investments in its sole discretion.

(c)           Between the date a proposed Change of Control is publicly disclosed or Change of Control Notice is delivered (or an event shall have occurred that would, with or without the passage of time, require the delivery of a Change of Control Notice) and the effective date of the Change of Control, Fletcher shall continue to have the right to submit to the Company an Investment Notice and consummate any Investment, in Fletcher’s sole discretion, in accordance with the terms and conditions of this Agreement.  In addition, Fletcher at its sole option may elect to submit to the Company a special notice (a “Contingent Investment Notice”) to effect an Investment for all or part of the remaining Aggregate Investment Commitment in connection with such Change of Control; in which case, notwithstanding the provisions of Section 3 hereof:

(i)             the effectiveness of such contingent investment shall be conditional upon the effectiveness of the Change of Control; and

(ii)            the shares of Preferred Stock issuable upon such contingent investment shall be treated as outstanding as of immediately before such Change of Control for all purposes under the Series C Certificate, including all rights with respect thereto under Section 6(F) of the Series C Certificate.  Without limiting the generality of the foregoing, the Company shall honor any Contingent Notice (as defined in the Certificate of Rights and Designations) by Fletcher to redeem the shares of Preferred Stock issuable pursuant to this Section 10(c) in connection with such Change of Control.

(d)           “Change of Control” means (i) an acquisition of more than fifty percent (50%) of the equity securities of the Company (measured by vote or value) by means of merger or other form of corporate reorganization in which outstanding shares of the Company are exchanged for securities or other consideration issued, or caused to be issued, by the Acquiring Person or its Parent, Subsidiary or Affiliate (each as defined in Rule 12b-2 of the Exchange Act), other than a restructuring by the Company where outstanding shares of the Company are exchanged for shares of the Acquiring Person on a one-for-one basis and, immediately following the exchange, former stockholders of the Company own all of the outstanding shares of the Acquiring Person on the same pro rata basis as prior to the exchange, (ii) a sale or other disposition of all or substantially all of the assets of the Company (on a consolidated basis) in a single transaction or series of related transactions, (iii) any tender offer, exchange offer, stock purchase or other transaction or event or series of related transactions or events by or involving the Company in which a single entity or group becomes the direct or indirect owner of more than fifty percent (50%) of the equity securities of the Company (measured by vote or value), or (iv) a capital reorganization or reclassification of the Common Stock or other securities (other than a reorganization or reclassification in which the Common Stock or other securities are not converted into or exchanged for cash or other property, and, immediately after consummation of such transaction, the stockholders of the Company immediately prior to such transaction own the Common Stock, other securities or other voting stock of the Company in substantially the same proportions relative to each other as such stockholders owned immediately prior to such transaction).  Notwithstanding anything contained herein to the contrary, a change in the state of incorporation of the Company shall not in and of itself constitute a Change of Control.

(e)           “Acquiring Person” means, in connection with any Change of Control any of the following, at Fletcher’s election, (i) the continuing or surviving Person of a consolidation or merger with the Company (if other than the Company), (ii) the transferee of all or substantially all of the properties or assets of the Company, (iii) the corporation consolidating with or merging into the Company in a consolidation or merger in connection with which the Common Stock is changed into or exchanged for stock or other securities of any other Person or cash or any other property, (iv) the entity or group acting in concert acquiring or possessing the power to cast the majority of the eligible votes at a meeting of the Company’s stockholders at which directors are elected, or, (v) in the case of a capital reorganization or reclassification, the Company, or (vi) at Fletcher’s election, any Person that (x) controls the Acquiring Person directly or indirectly through one or more intermediaries, (y) is required to include the Acquiring Person in the consolidated financial statements contained in such Person’s Annual Report on Form 10-K (if such Person is required to file such a report) or would be required to so include the Acquiring Person in such Person’s consolidated financial statements if they were prepared in accordance with U.S. generally accepted accounting principles and (z) is not itself included in the consolidated financial statements of any other Person (other than its consolidated subsidiaries).

11.           Restatements.

(a)           If a Restatement occurs, the Company shall deliver to Fletcher, a written notice in the form attached hereto as Annex C (a “Restatement Notice”) within three (3) Business Days after such Restatement, stating the date on which a Restatement has occurred and  including the documents in which the Restatement was publicly disclosed.

(b)           “Restatement ”  means the earlier of (i) the announcement by the Company of its intention to restate any portion of the Company Financial Statements and (ii) the actual restatement by the Company of any portion of the Company Financial Statements.

12.           Conditions Precedent to Fletcher’s Obligations.  The obligations of Fletcher hereunder are subject to the performance by the Company of its obligations hereunder and to the satisfaction of the following additional conditions precedent, unless expressly waived in writing by Fletcher:

(a)           (i) from and after the date of this Agreement through and including each Closing Date or Warrant Closing Date, (A) the representations and warranties made by the Company in paragraphs (a), (b), (c), (d), (e), (f), (g), (h), (i), (l) and (kk) of Section 4 of this Agreement shall be true and correct (except those representations and warranties which address matters only as of a particular date, which shall be true and correct as of such date) and (B) all other representations and warranties made by the Company in this Agreement shall be true and correct in all material respects (except those representations and warranties qualified by material, materiality, Material Adverse Effect or similar expressions, which shall be true and correct in all respects and those representations and warranties which address matters only as of a particular date, which shall be true and correct as of such date); (ii) from and after the date of this Agreement through and including each Closing Date or Warrant Closing Date, the Company shall have complied fully with all of the covenants and agreements in this Agreement and the Warrant; (iii) on each Closing Date or Warrant Closing Date, the Company shall not possess any negative, material non-public information other than as shall have been filed with the SEC at least five (5) Business Days prior to and excluding the Closing Date or Warrant Closing Date; and (iv) on each Closing Date or Warrant Closing Date, Fletcher shall have received a certificate of the Chief Executive Officer and the Chief Financial Officer of the Company dated such date confirming the matters set forth in the preceding clauses (i), (ii) and (iii).

(b)           On each Closing Date, Conversion Closing Date, Redemption Closing Date (each as defined in the Certificate of Rights and Preferences) and Warrant Closing Date, the Company shall have delivered to Fletcher an opinion of Kilpatrick Stockton LLP, reasonably satisfactory to Fletcher, dated the date of delivery, confirming in substance the matters covered by paragraphs (a), (b), (c), (d), (e), (f), (g), (h), (i), (l) and (kk) of Section 4 hereof.

(c)            No Registration Failure shall have occurred that is continuing.

(d)           A Prospectus in form and substance reasonably satisfactory to Fletcher shall have been filed on or before the date that is one Business Day prior to the first Closing Date and shall remain available and in effect on each Closing Date.

(e)           The Company shall have submitted to the Nasdaq Global Select Market a correct and complete Notice for Listing of Additional Shares by no later than ten (10) Business Days after the date hereof.

(f)            From and after the date of this Agreement through and including each Closing Date and Warrant Closing Date, all shares of Common Stock issued and issuable hereunder or under the Series C Certificate, the Junior Preferred Certificate or the Warrant shall be duly listed and admitted for trading on the Nasdaq Global Select Market, Nasdaq Global Market or the New York Stock Exchange.

(g)           On each Closing Date and Warrant Closing Date, Fletcher shall have received from the transfer agent of the Company a certificate with respect to the total number of shares of Common Stock and Common Stock Equivalent Junior Preferred Stock outstanding as of a date on or around Closing Date.

(h)           From and after the date of this Agreement through and including the Closing Date and Warrant Closing Date, there shall not have been a Restatement.

(i)            On or before the Closing Date, the Company shall have filed with the Georgia Secretary of State the Series C Certificate and the Junior Preferred Certificate.

(j)            The Stockholder Consent shall have been obtained on or prior to June 30, 2010.

For the avoidance of doubt, Fletcher may waive or refuse to waive any of the foregoing conditions in its sole discretion with respect to any Closing without being obligated to waive or refuse to waive any of the foregoing conditions with respect to any other Closing.

13.           Conditions Precedent to the Company’s Obligations. The obligations of the Company hereunder are subject to the performance by Fletcher of its obligations hereunder and to the satisfaction (unless expressly waived in writing by the Company) of the additional conditions precedent that, on each Closing Date or Warrant Closing Date: (a)(i) the representations and warranties made by Fletcher in paragraphs (a), (b) and (d) of Section 7 of this Agreement shall be true and correct (except those representations and warranties which address matters only as of a particular date, which shall be true and correct as of such date) and (ii) all other representations and warranties made by Fletcher in this Agreement shall be true and correct in all material respects (except those representations and warranties which address matters only as of a particular date, which shall be true and correct as of such date); (b) Fletcher shall have complied fully with all the covenants and agreements in this Agreement; and (c) the Company shall have received on each such date a certificate of an appropriate officer of Fletcher dated such date confirming (a) and (b).  For the avoidance of doubt, the Company may waive or refuse to waive any of the foregoing conditions in its sole discretion with respect to any Closing without being obligated to waive or refuse to waive any of the foregoing conditions with respect to any other Closing.

14.           Fees and Expenses.  Each of Fletcher and the Company agrees to pay its own expenses incident to the performance of its obligations hereunder, including, but not limited to the fees, expenses and disbursements of such party’s counsel, except as is otherwise expressly provided in this Agreement.  Notwithstanding the foregoing, the Company shall pay all fees and expenses associated with the filing of any Registration Statement, including, without limitation, all fees and expenses associated with any FINRA filing, if applicable.

15.           Non-Performance.

(a)           By the Company.  If the Company, at any time, shall fail to deliver the Investment Securities required to be delivered to Fletcher pursuant to this Agreement, the Series C Certificate, the Junior Preferred Certificate or the Warrant, in accordance with the terms and conditions of this Agreement, the Series C Certificate, the Junior Preferred Certificate or the Warrant, as the case may be, for any reason other than the failure of any condition precedent to the Company’s obligations hereunder or the failure by Fletcher to comply with its obligations hereunder, then the Company shall (without limitation to Fletcher’s other remedies at law or in equity):

(i)             indemnify and hold Fletcher harmless against any loss, claim or damage arising from or as a result of such failure by the Company (regardless of whether any of the foregoing results from a third-party claim or otherwise); and

(ii)            reimburse Fletcher for all of its reasonable out-of-pocket expenses (which includes fees and expenses of its counsel) incurred by Fletcher in connection with this Agreement, the Series C Certificate, the Junior Preferred Certificate, the Warrant and the transactions contemplated herein and therein (regardless of whether any of the foregoing results from a third-party claim or otherwise).

(b)           By Fletcher.  If, as of the One Year Anniversary Date, Fletcher shall have failed to effect Investments equal to the Aggregate Investment Commitment for any reason other than (i) the failure of any condition precedent to Fletcher’s obligations hereunder, (ii) the failure by the Company to comply with its obligations hereunder, or (iii) delivery of a Change of Control Notice or the occurrence of an event that would require the delivery of a Change of Control Notice, then on the Business Day immediately following, Fletcher shall pay to the Company an amount equal to Five Percent (5%) of the amount of the Aggregate Investment Commitment not subject to clauses (i), (ii) or (iii) that has not been satisfied by Fletcher as of such date.  If, as of the last day of the Investment Period, Fletcher shall have failed to effect Investments equal to the Aggregate Investment Commitment for any reason other than as set forth in clauses (i), (ii) or (iii) of the immediately preceding sentence, then on the Business Day immediately following, Fletcher shall pay to the Company an amount equal to Five Percent (5%) of the amount of the Aggregate Investment Commitment not subject to clauses (i), (ii) or (iii) of the immediately preceding sentence that has not been satisfied by Fletcher as of such date.  All payments pursuant to this Section 15(b) shall be made by wire transfer on the next Business Day of immediately available United States funds in accordance with the wire transfer instructions set forth on Annex E hereto.  Notwithstanding Section 16(b), this Section 15(b) shall be the Company’s sole remedy against Fletcher for any failure to comply with its obligation to effect the Investments required to be made under this Agreement.  For purposes of this Section 15(b), the term “One Year Anniversary Date” shall mean (x) if the Investment Period has not been extended pursuant to Section 1(b), the one year anniversary of the Stockholder Consent Date, and (y) if the Investment Period has been extended pursuant to Section 1(b), the date that is X number of Business Days after the one year anniversary of the Stockholder Consent Date, where X is equal to the number of Business Days by which the Investment Period has been extended.

16.           Indemnification.

(a)           Indemnification of Fletcher.  The Company hereby agrees to indemnify Fletcher and each of its officers, directors, employees, consultants, agents, attorneys, accountants and affiliates and each Person that controls (within the meaning of Section 20 of the Exchange Act) any of the foregoing Persons (each a “Fletcher Indemnified Party”) against any claim, demand, action, liability, damages, loss, cost or expense (including, without limitation, reasonable legal fees and expenses incurred by such Person in investigating or defending any of the foregoing regardless of whether the foregoing results from a third-party claim or otherwise) (all of the foregoing, including associated costs and expenses being referred to herein as “Damages”), that it may incur in connection with any of the transactions contemplated hereby arising out of or based upon:

(i)             any untrue or alleged untrue statement of a material fact in a SEC Filing by the Company or any of its affiliates or any Person acting on its or their behalf or omission or alleged omission to state therein any material fact necessary in order to make the statements, in light of the circumstances under which they were made, not misleading by the Company or any of its affiliates or any Person acting on its or their behalf;

(ii)            any of the representations or warranties made by the Company herein being untrue or incorrect at the time such representation or warranty was made; and

(iii)           any breach or non-performance by the Company of any of its covenants, agreements or obligations under this Agreement, the Certificate of Rights and Preferences or the Warrant;

provided, however, that the foregoing indemnity shall not apply to any Damages to the extent that they arise out of, or are based upon, the gross negligence or willful misconduct of Fletcher in connection therewith.

(b)           Indemnification of the Company.  Fletcher hereby agrees to indemnify the Company and each of its officers, directors, employees, consultants, agents, attorneys, accountants and affiliates and each Person that controls (within the meaning of Section 20 of the Exchange Act) any of the foregoing Persons against any Damages that it may incur in connection with any of the transactions contemplated hereby arising out of or based upon:

(i)             any untrue or alleged untrue statement of a material fact included in an SEC filing by the Company with the written consent of or at the direction of Fletcher therefor by or about Fletcher or any of its affiliates or any Person acting on its or their behalf or omission or alleged omission to state any such material fact necessary in order to make the statements, in the light of the circumstances under which they were made, not misleading by Fletcher or any of its affiliates or any Person acting on its or their behalf;

(ii)            any of the representations or warranties made by Fletcher herein being untrue or incorrect at the time such representation or warranty was made; and

(iii)           any breach or non-performance by Fletcher of any of its covenants, agreements or obligations under this Agreement;

provided, however, that the foregoing indemnity shall not apply to any Damages to the extent that they arise out of, or are based upon, the gross negligence or willful misconduct of the Company in connection therewith.

(c)           Notwithstanding anything to the contrary contained in this Agreement, neither the Company nor Fletcher shall be liable or otherwise responsible for consequential, incidental, special, indirect, exemplary or punitive damages, provided that, notwithstanding the foregoing, neither the Company nor Fletcher waives actual or compensatory damages, including actual or compensatory damages measured by diminution in value of the shares of Preferred Stock, Common Shares or Common Stock Equivalent Junior Preferred Shares.

(d)           Conduct of Third Party Claims.

(i)             Whenever a claim for indemnification shall arise under this Section 16 as a result of a third-party claim, the party seeking indemnification (the  “Indemnified Party”), shall notify the party from whom such indemnification is sought (the “Indemnifying Party”) in writing of the claim and the facts constituting the basis for such claim in reasonable detail;

(ii)            Such Indemnifying Party shall have the right to retain the counsel of its choice in connection with such claim and to participate at its own expense in the defense of any such claim; provided, however, that counsel to the Indemnifying Party shall not (except with the consent of the relevant Indemnified Party) also be counsel to such Indemnified Party.  In no event shall the Indemnifying Party be liable for fees and expenses of more than one counsel (in addition to any local counsel) separate from its own counsel for all Indemnified Parties in connection with any one action or separate but similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances; and

(iii)           No Indemnifying Party shall, without the prior written consent of the Indemnified Parties (which consent shall not be unreasonably withheld), settle or compromise or consent to the entry of any judgment with respect to any litigation, or any investigation or proceeding by any governmental agency or body, commenced or threatened, or any claim whatsoever in respect of which indemnification could be sought under this Section 16 unless such settlement, compromise or consent (A) includes an unconditional release of each Indemnified Party from all liability arising out of such litigation, investigation, proceeding or claim and (B) does not include a statement as to or an admission of fault, culpability or a failure to act by or on behalf of any Indemnified Party.

17.           Survival of the Representations and Warranties.  The respective representations and warranties made herein by or on behalf of the parties hereto shall remain in full force and effect, regardless of any investigation made by or on behalf of the other party to this Agreement or any officer, director or employee of, or Person controlling or under common control with, such party and will survive delivery of and payment for any Investment Securities issuable hereunder and for one (1) year thereafter.

18.           Notices.  All communications hereunder shall be in writing and delivered as set forth below.

(a)           If sent to Fletcher, all communications will be deemed delivered: if delivered by hand, on the day received by Fletcher; if sent by reputable overnight courier, on the next Business Day; and if transmitted by facsimile to Fletcher, on the date transmitted (provided such facsimile is later confirmed), in each case to the address set forth in Annex D hereto (unless otherwise notified in writing of a substitute address).

(b)           If sent to the Company, all communications will be deemed delivered: if delivered by hand, on the day received by the Company; if sent by reputable overnight courier, on the next Business Day; and if transmitted by facsimile to the Company, on the date transmitted (provided such facsimile is later confirmed), in each case to the following address (unless otherwise notified in writing of a substitute address):

United Community Banks, Inc.
125 Highway 515 East
Blairsville, Georgia  30512
Attention:         Rex S. Schuette
Telephone:        (706) 745-2265
Facsimile:          (706) 745-9046

with a copy to (which copy shall not constitute notice):

Kilpatrick Stockton LLP
1100 Peachtree Street
Suite 2800
Atlanta, Georgia  30309
Attention:         James W. Stevens
Telephone:        (404) 815-6270
Facsimile:          (404) 541-3400

(c)           To the extent that any funds shall be delivered to the Company by wire transfer, unless otherwise instructed by the Company, such funds should be delivered in accordance with the wire instructions set forth in Annex E.

(d)           If the Company does not agree and acknowledge the delivery of any 65-Day Notice under this Agreement by 11:59 p.m., New York City time, on the Business Day following the date of delivery of such notice, such non-response by the Company shall be deemed to be agreement and acknowledgment by the Company with the terms of such notice.

19.           Miscellaneous.

(a)           The parties may execute and deliver this Agreement as a single document or in any number of counterparts, manually, by facsimile or by other electronic means, including contemporaneous xerographic or electronic reproduction by each party’s respective attorneys.  Each counterpart shall be an original, but a single document or all counterparts together shall constitute one instrument that shall be the agreement.

(b)           This Agreement will inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns and, with respect to Section 16 hereof, will inure to the benefit of their respective officers, directors, employees, consultants, agents, attorneys, accountants and affiliates and each Person that controls (within the meaning of Section 20 of the Exchange Act) any of the foregoing Persons, and no other Person will have any right or obligation hereunder.  Except as set forth herein, neither the Company nor Fletcher may assign or transfer this Agreement without the written consent of the other party hereto, which consent shall not be unreasonably withheld, conditioned or delayed.  Notwithstanding the foregoing, Fletcher may, in whole or in part, in its sole discretion (i) assign, pledge, hypothecate or transfer the Investment Securities, (ii) assign, pledge, hypothecate or transfer this Agreement or any of the rights and associated obligations contemplated by this Agreement (including, but not limited to, the Investment Securities) to any affiliates, parallel investment funds, co-investment funds or successor investment funds of Fletcher, and (iii) pledge or hypothecate any of the rights and associated obligations contemplated by this Agreement (including, but not limited to, the Investment Securities) in connection with financing, derivative or hedging transactions with respect to this Agreement and the Investment Securities, provided, that, any such assignment, pledge, hypothecation or transfer must comply with applicable federal and state securities laws.  No Person acquiring Common Stock or Common Stock Equivalent Junior Preferred Stock from Fletcher will thereby obtain any of the rights contained in this Agreement but an acquirer of Preferred Stock or the Warrant will have the rights of Fletcher contained in this Agreement to the extent that the Series C Certificate or the Warrant, respectively, define the rights of the Holder of such securities by express reference to this Agreement.  This Agreement, together with the Series C Certificate, the Junior Preferred Certificate and the Warrant, constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties hereto with respect to the subject matter of this Agreement.  Except as provided in this Section 19(b), this Agreement is not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

(c)           This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of New York, and each of the parties hereto hereby submits to the exclusive jurisdiction of any state or federal court in New York City, New York and any court hearing any appeal therefrom, over any suit, action or proceeding against it arising out of or based upon this Agreement (a “Related Proceeding”).  Each of the parties hereto hereby waives any objection to any Related Proceeding in such courts whether on the grounds of venue, residence or domicile or on the ground that the Related Proceeding has been brought in an inconvenient forum.

(d)           Each party represents and acknowledges that, in the negotiation and drafting of this Agreement and the other instruments and documents required or contemplated hereby, it has been represented by and relied upon the advice of counsel of its choice.  Each party hereby affirms that its counsel has had a substantial role in the drafting and negotiation of this Agreement and such other instruments and documents.  Therefore, each party agrees that no rule of construction to the effect that any ambiguities are to be resolved against the drafter shall be employed in the interpretation of this Agreement and such other instruments and documents.

(e)           Without prejudice to other rights or remedies hereunder, interest shall be due on any amount that is due pursuant to this Agreement or the Warrant and has not been paid when due (or the cash equivalent of Preferred Stock which the Company fails to deliver as required by the terms of this Agreement or of Common Shares or Common Stock Equivalent Junior Preferred Shares which the Company fails to deliver pursuant to this Agreement, the Series C Certificate, the Junior Preferred Certificate or the Warrant), calculated for the period from and including the due date to but excluding the date on which such amount is paid at the lower of (i) twelve percent (12%) or (ii) the prime rate of U.S. money center banks as published in The Wall Street Journal (or if The Wall Street Journal does not exist or publish such information, then the average of the prime rates of three (3) U.S. money center banks agreed to by the parties) plus nine percent (9%) or such lesser amount as is permitted under applicable usury or other law.  For the avoidance of doubt, this Section 19(e) shall not apply to any unpaid dividend on the Preferred Stock.

(f)            Fletcher and the Company stipulate that the remedies at law of the parties hereto in the event of any default or threatened default by either party in the performance of or compliance with any of the terms of this Agreement, the Series C Certificate, the Junior Preferred Certificate and the Warrant are not and will not be adequate and that, to the fullest extent permitted by law, such terms may be specifically enforced by a decree for the specific performance of any agreement contained herein or by an injunction against a violation of any of the terms hereof or otherwise.

(g)           Any and all remedies set forth in this Agreement, the Series C Certificate, the Junior Preferred Certificate and the Warrant:  (i) shall be in addition to any and all other remedies Fletcher or the Company may have at law or in equity, (ii) shall be cumulative, and (iii) may be pursued successively or concurrently as each of Fletcher and the Company may elect.  The exercise of any remedy by Fletcher or the Company shall not be deemed an election of remedies or preclude Fletcher or the Company, respectively, from exercising any other remedies in the future.  The parties acknowledge and agree that this Agreement and the Asset Purchase and Sale Agreement are  wholly separate and distinct agreements that are supported by separate consideration.  Notwithstanding anything to the contrary contained herein or in the Asset Purchase and Sale Agreement, the parties’ obligations under this Agreement are separate and distinct from the parties’ obligations under the Asset Purchase and Sale Agreement.  Accordingly, breach by either party of  any of the provisions of this Agreement shall not excuse performance by, or provide the basis for any remedy for, either party under the Asset Purchase and Sale Agreement.  Likewise, breach by either party of any of the provisions of the Asset Purchase and Sale Agreement shall not excuse performance by, or provide the basis for any remedy for, either party under this Agreement.

(h)           The Company agrees that the parties have negotiated in good faith and at arms’ length concerning the transactions contemplated herein, and that Fletcher would not have agreed to the terms of this Agreement without each and every of the terms, conditions, protections and remedies provided herein and in the Series C Certificate, the Junior Preferred Certificate and the Warrant.  Except as specifically provided otherwise in this Agreement, the Series C Certificate, the Junior Preferred Certificate and the Warrant, the Company’s obligations to indemnify and hold Fletcher harmless in accordance with Section 16 of this Agreement are obligations of the Company that the Company promises to pay to Fletcher when and if they become due.  The Company shall record any such obligations on its books and records in accordance with U.S. generally accepted accounting principles.

(i)            This Agreement may be amended, modified or supplemented in any and all respects, but only by a written instrument signed by Fletcher and the Company expressly stating that such instrument is intended to amend, modify or supplement this Agreement.

(j)            Each of the parties will cooperate with the others and use its best efforts to prepare all necessary documentation, to effect all necessary filings, and to obtain all necessary permits, consents, approvals and authorizations of all governmental bodies and other third-parties necessary to consummate the transactions contemplated by this Agreement.

(k)           Prior to consummation of all of the transactions contemplated by this Agreement, the parties to this Agreement will provide one another with information which may be deemed by the party providing the information to be confidential.  Each party agrees that it will hold confidential and protect all information provided to it by the other party to this Agreement or such party’s affiliates, except that the obligations contained in this Section 19(k) shall not in any way restrict the rights of any party or person to use information that:  (a) was known to such party prior to the disclosure by the other party; (b) is or becomes generally available to the public other than by breach of this Agreement; or (c) otherwise becomes lawfully available to a party to this Agreement on a non-confidential basis from a third party who is not under an obligation of confidence to the other party to this Agreement.  If this Agreement is terminated, upon request each party hereto agrees to return or destroy all written confidential materials and all copies thereof, provided to it by or on behalf of the other party to this Agreement, except to the extent required by law; provided, however, that Fletcher shall have the right to retain one copy of such confidential materials for legal archival purposes.  The provisions of this Section 19(k) shall survive termination, for any reason whatsoever, of this Agreement, and, without limiting the remedies of the parties hereto in the event of any breach of this Section 19(k), the parties hereto will be entitled to seek injunctive relief against the other party in the event of a breach or threatened breach of this Section 19(k).

(l)            Prior to consummation of all of the transactions contemplated by this Agreement, the parties to this Agreement shall each approve the form and substance of any press release or other public disclosure materially related to this Agreement or any other transaction contemplated hereby; provided, however, that nothing in this Section 19(l) shall be deemed to prohibit any party from making any disclosure which its counsel deems necessary or advisable in order to satisfy such party’s disclosure obligations imposed by law.

(m)          For purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires: (i) the terms defined in this Agreement have the meanings assigned to them in this Agreement and include the plural as well as the singular, and the use of any gender herein shall be deemed to include the other gender and neuter gender of such term; (ii) accounting terms not otherwise defined herein have the meanings assigned to them in accordance with U.S. generally accepted accounting principles; (iii) references herein to “Articles”, “Sections”, “Subsections”, “Paragraphs” and other subdivisions without reference to a document are to designated Articles, Sections, Subsections, Paragraphs and other subdivisions of this Agreement, unless the context shall otherwise require; (iv) a reference to a Subsection without further reference to a Section is a reference to such Subsection as contained in the same Section in which the reference appears, and this rule shall also apply to Paragraphs and other subdivisions; (v) the words “herein”, “hereof”, “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular provision; (vi) the term “include” or “including” shall mean without limitation; (vii) the table of contents to this Agreement and all section titles or captions contained in this Agreement or in any Schedule or Annex hereto or referred to herein are for convenience only and shall not be deemed a part of this Agreement and shall not affect the meaning or interpretation of this Agreement; (viii) any agreement, instrument or statute defined or referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statues and references to all attachments thereto and instruments incorporated therein; and (ix) references to a Person are also to its permitted successors and assigns and, in the case of an individual, to his or her heirs and estate, as applicable.

(n)           If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect.  If the final judgment of a court of competent jurisdiction or other authority declares that any term or provision hereof is invalid, void or unenforceable, the parties agree that the court making such determination shall have the power to reduce the scope, duration, area or applicability of the term or provision, to delete specific words or phrases, or to replace any invalid, void or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision.

(o)           Time shall be of the essence in this Agreement.

(p)           All dollar ($) amounts set forth herein and in the Warrant refer to United States dollars.  All payments hereunder and thereunder will be made in lawful currency of the United States of America.

(q)           Notwithstanding anything herein to the contrary, if the Company at any time subdivides (by any stock split, stock dividend, recapitalization, reorganization, reclassification or otherwise) the shares of Common Stock or Common Stock Equivalent Junior Preferred Stock into a greater number of shares, then, after the date of record for effecting each such subdivision, all measurements and references herein related to share prices for such securities will be proportionately decreased and all references to share numbers for such securities herein will be proportionately increased.

[SIGNATURE PAGE FOLLOWS]

         IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement, all as of the date first set forth above.

UNITED COMMUNITY BANKS, INC.

By:	/s/ Jimmy C. Tallent
Name: Jimmy C. Tallent
Title: President & Chief Executive Officer

FLETCHER INTERNATIONAL, LTD.,
by its duly authorized investment advisor,
FLETCHER ASSET MANAGEMENT, INC.

By:	/s/ Moez M. Kaba
Name: Moez M. Kaba
Title: Authorized Signatory

By:	/s/ Denis J. Kiely
Name: Denis J. Kiely
Title: Director

Signature Page to Agreement

i

ANNEX A	FORM OF INVESTMENT NOTICE
ANNEX B	FORM OF CERTIFICATE OF RIGHTS AND PREFERENCES
ANNEX C	FORM OF RESTATEMENT NOTICE
ANNEX D	NOTICE ADDRESS
ANNEX E	COMPANY WIRE INSTRUCTIONS
ANNEX F	FORM OF PREFERRED STOCK CONVERSION NOTICE
ANNEX G	FORM OF PREFERRED STOCK CONVERSION DELIVERY NOTICE
ANNEX H	FORM OF PREFERRED STOCK REDEMPTION NOTICE
ANNEX I	FORM OF PREFERRED STOCK REDEMPTION DELIVERY NOTICE
ANNEX J	FORM OF CERTIFICATE OF DESIGNATION

ii

INDEX

Page

65-Day Notice	17
Acquiring Person	23
Aggregate Investment Commitment	1
Agreement	1
Articles of Incorporation	2
Asset Purchase and Sale Agreement	5
BHCA	5
Business Day	2
Change of Control	23
Change of Control Notice	22
Closing	1
Closing Date	1
Common Shares	3
Common Stock	3
Common Stock Equivalent Junior Preferred Shares	3
Common Stock Equivalent Junior Preferred Stock	3
Company	1
Company Financial Statements	3
Company Reports	8
Contingent Investment Notice	22
Daily Market Price	3
Damages	27
Decrease	17
Environmental Laws	11
Exchange Act	4
FDIC	8
FINRA	7
Fletcher	1
Fletcher Indemnified Party	27
Future Equity Issuance	19
Future Equity Issuance Notice	19
Future Equity Issuance Notice Period	19
Hazardous Materials	12
Increase	17
Indemnified Party	28
Indemnifying Party	28
Intellectual Property Rights	11
Investment	1
Investment Amount	3
Investment Notice	1
Investment Period	1
Investment Price	1

iii

Investment Securities	4
Material Adverse Effect	4
Maximum Number	17
Maximum Voting Stock Amount	17
Nasdaq	4
Offering	5
Outstanding Share Notice	17
Parent	4
Person	4
Preferred Stock	1
Prospectus	14
Registration Failure	1
Registration Statement	5
Related Proceeding	30
Restatement	24
Restatement Filing Date	2
Restatement Notice	23
SEC	2
SEC Filing	7
Securities Act	5
Series A Preferred Stock	8
Series B Preferred Stock	8
Series C Certificate	4
Stockholder Consent	16
Stockholder Consent Date	16
Warrant	2

iv